EXHIBIT 10.23

SAN JOSE WATER COMPANY

CASH BALANCE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Amended and Restated on January 25, 2012

Effective as of January 1, 2012

TABLE OF CONTENTS
Page

I.	DEFINITIONS		1
	1.1	Account	1
	1.2	Accrued Benefit	1
	1.3	Beneficiary	1
	1.4	Benefit Payment Date	1
	1.5	Board of Directors	1
	1.6	Change in Control	1
	1.7	Code	1
	1.8	Committee	2
	1.9	Company	2
	1.10	Compensation	2
	1.11	Compensation Credits	2
	1.12	Credited Service	2
	1.13	Death Benefit	2
	1.14	Eligible Employee	2
	1.15	Employee	2
	1.16	Employer Group	2
	1.17	Executive Severance Plan	3
	1.18	ERISA	3
	1.19	Interest Credit	3
	1.20	Participant	3
	1.21	Plan	3
	1.22	Plan Quarter	3
	1.23	Plan Year	3
	1.24	Retirement Benefit	3
	1.25	Retirement Plan	3
	1.26	Separation from Service	4
	1.27	SJW Corp	4
	1.28	Year of Service	4
	1.29	Years of Service	4
II.	PARTICIPATION		4
III.	RETIREMENT BENEFIT		5
	3.1	Retirement Benefit Formula	5
	3.2	Credits to Accounts	5
	3.3	Time and Form of Payment	7
	3.4	Beneficiary Designation	7
	3.5	Death Benefit	7
IV.	VESTING		7
	4.1	Normal Vesting	7
	4.2	Change in Control Severance Vesting	8

i

V.	FUNDING NATURE OF THE PLAN		8
VI.	ADMINISTRATION OF THE PLAN		8
	6.1	Administration	8
	6.2	Special Provisions for Designated Participant	9
	6.3	Compensation of the Committee	10
VII.	BENEFIT CLAIMS		10
	7.1	Claims Procedure	10
	7.2	Denial of Benefits	10
	7.3	Review	10
VIII.	AMENDMENTS AND TERMINATION		11
	8.1	Reservation of Power	11
	8.2	Notice	11
	8.3	Affect of Amendment or Termination	12
IX.	MISCELLANEOUS		12
	9.1	Headings	12
	9.2	Choice of Law	12
	9.3	No Right to Employment	12
	9.4	Satisfaction of Claims	12
	9.5	Top Hat Status	12
	9.6	Alienation of Benefits	12
	9.7	Incapacity	12
	9.8	Timing of Determinations	13

ii

THE SAN JOSE WATER COMPANY
CASH BALANCE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
On July 23, 2008, the Board of Directors of the San Jose Water Company (the “Company”) adopted the San Jose Water Company Cash Balance Supplemental Executive Retirement Plan (the “Plan”). The Plan is designed to supplement the retirement income of a designated select group of management and/or highly compensated executives of the Company and is therefore intended to function solely as a so-called “top hat” plan of deferred compensation subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are applicable to such a plan. In addition, the Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder.

The Plan was amended and restated in July 2009 to revise the definition of compensation in Article I of the Plan so that any deferred portion of a bonus award will be included as compensation in the month such bonus would have been paid in the absence of the deferral and not in the month it is actually paid following the deferral period.

The Plan was amended and restated on January 25, 2012, effective as of January 1, 2012, to (i) permit the Executive Compensation Committee as the administrator of the Plan to delegate one or more of the day-to-day administrative functions under the Plan to either a plan administrative committee comprised of two or more employees of the Company or a third-party administrator, (ii) provide the Executive Compensation Committee with the authority to appoint the initial members of any such plan administrative committee and further empower the Executive Compensation Committee or the Company’s Chief Executive Officer with the authority to replace members of the plan administrative committee from time to time, (iii) establish a formal claims review process under the Plan and (iv) incorporate into the new restatement the amendments made to the Plan since the date of its original adoption.

I.	DEFINITIONS
Wherever used herein the following terms have the meanings indicated:
1.1    Account. The term “Account” means the account maintained with respect to a Participant, which is established and maintained hereunder for bookkeeping purposes only and shall not be construed as creating for any Employee a right to specific assets of the Plan.
1.2    Accrued Benefit. The term “Accrued Benefit” means, at any time, the value of a Participant’s Account, as computed in accordance with Section 3.1.
1.3    Beneficiary. The term “Beneficiary” means the person or persons entitled, pursuant to Section 3.4, to receive the Participant’s Retirement Benefit following his or her death; provided, however, that in the case of a married Participant, the Participant’s spouse shall be deemed to be the Participant’s Beneficiary, unless such spouse otherwise consents, in a form and manner designated by the Committee, to the designation of an alternate Beneficiary.

1.4    Benefit Payment Date. The term “Benefit Payment Date” means the date on which the payment of a Participant’s Retirement Benefit is to be paid pursuant to Section 3.3.
1.5    Board of Directors. The term “Board of Directors” means the Board of Directors of San Jose Water Company.
1.6    Change in Control. The term “Change in Control” means a transaction involving a change in ownership or control of SJW Corp. which constitutes a Change in Control, as such term is defined at the relevant time in the Executive Severance Plan (or any successor plan) or, if the Executive Severance Plan ceases to exist and is not succeeded by another similar plan, as it was last defined in the Executive Severance Plan.
1.7    Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.8    Committee. The term “Committee” means the entity or entities which administer the Plan in accordance with the provisions of Article VI hereof.
1.9    Company. The term “Company” means San Jose Water Company and any successor to all or a major portion of the assets or business of the San Jose Water Company.
1.10    Compensation. The term “Compensation” means the salary earned by a Participant during a Plan Quarter or other relevant period under the Plan, whether or not actually paid in that Plan Quarter or period, plus any annual cash performance bonus that is paid to such Participant during such Plan Quarter or other relevant period plus any portion of such bonus that would have been paid in such Plan Quarter or period in the absence of the Participant’s deferral election or other deferred payment provision applicable to such compensation. Any deferred cash performance bonus taken into account as Compensation for the Plan Quarter or other relevant period in which such bonus would have been paid in the absence of a deferral provision or election shall not again be taken into account as Compensation in the Plan Quarter or other relevant period in which that deferred bonus is actually paid. No other bonus or special compensation will be included, except to the extent expressly provided otherwise, in accordance with the applicable provisions of Code Section 409A, by the Committee administering this Plan.
1.11    Compensation Credits. The term “Compensation Credits” means the dollar credits, if any, credited to a Participant’s Account in accordance with Section 3.2 below.
1.12    Credited Service. The term “Credited Service” has the meaning set forth in the Retirement Plan.
1.13    Death Benefit. The term “Death Benefit” has the meaning set forth in Section 3.5 of the Plan.
1.14    Eligible Employee. The term “Eligible Employee” means any officer of the Company or any other Employee who:
(a)    first commences status as an Employee on or after March 31, 2008.

(b)    is part of a select group of management or an otherwise highly compensated employee, as determined by the Committee in accordance with applicable ERISA standards, and
(c)    is not, and never has been, a participant in the San Jose Water Company Supplemental Executive Retirement Plan.
1.15    Employee. The term “Employee” means an individual for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
1.16    Employer Group. The term “Employer Group” means:
(a)    the Company and
(b)    each of the other members of the controlled group that includes the Company, as determined in accordance with Sections 414(b) and (c) of the Code; provided, however, that in applying Sections 1563(1), (2) and (3) of the Code, for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
1.17    Executive Severance Plan. The term “Executive Severance Plan” means SJW Corp. Executive Severance Plan, as amended from time to time.
1.18    ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.19    Interest Credit. The term “Interest Credit” means the dollar credit, if any, credited to a Participant’s Account in accordance with Section 3.2(b) below.
1.20    Participant. The term “Participant” means an Eligible Employee selected by the Committee to participate in the Plan; provided, however, that such individual shall not commence actual participation in the Plan or otherwise accrue benefits under the Plan until the date determined under Article II.
1.21    Plan. The term “Plan” means the San Jose Water Company Cash Balance Executive Supplemental Retirement Plan, as set forth in this document and in any amendments from time to time made hereto.

1.22    Plan Quarter. The term “Plan Quarter” means the period commencing initially on July 23, 2008, and ending September 30, 2008, and thereafter, the period commencing on the first day of each calendar quarter and ending on the day immediately preceding the first day of the next calendar quarter.
1.23    Plan Year. The term “Plan Year” means the period commencing initially on July 23, 2008, and ending December 31, 2008, and thereafter, the period commencing on January 1 of each year and ending on the December 31 following.
1.24    Retirement Benefit. The term “Retirement Benefit” means the retirement benefit payable under this Plan, calculated in accordance with Article III.
1.25    Retirement Plan. The term “Retirement Plan” means the San Jose Water Company Retirement Plan, a tax-qualified defined benefit pension plan under Code Section 401(a) which was adopted November 1, 1950, as such plan may be amended and restated from time to time.
1.26    Separation from Service. The term “Separation from Service” means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is provided with a right to reemployment with one or more members of the Employer Group either by statute or by contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided a right to reemployment either by statute or by contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
1.27    SJW Corp. The term “SJW Corp.” means SJW Corp., a California corporation which is the corporate parent of the Company, or any successor to all or a major portion of the assets or business of the SJW Corp.
1.28    Year of Service. The term “Year of Service” has the meaning set forth in the San Jose Water Company Retirement Plan.

1.29    Years of Service. The term “Years of Service” means more than one Year of Service.

II.	PARTICIPATION
Each Eligible Employee selected by the Committee for participation in the Plan shall be promptly notified by the Company in writing of such selection and shall become a Participant in the Plan on the first day of the first Plan Quarter coincident with or next following the date of his or her selection for participation by the Committee or such later date as the Committee shall specify, as set forth in the notification from the Company.

III.	RETIREMENT BENEFIT
3.1    Retirement Benefit Formula.
(a)    Subject to Section 3.1(b) below, the value of the Retirement Benefit payable to a vested Participant under this Plan shall be equal to the excess of:
(i)    the amount of the balance of the Participant’s Account under this Plan on the last day of the Plan Quarter coincident with or immediately preceding the Participant’s Benefit Payment Date, based upon the sum of the Compensation Credits and Interest Credits that have been made in accordance with the provisions of Section 3.2(a) and Section 3.2(b) below, over
(ii)    the amount by which (A) exceeds (B), where:
(A)    is the greater of the balance credited to the Participant’s account under the Retirement Plan on:
(I)    the last day of the Plan Quarter coincident with or immediately preceding the Participant’s Benefit Payment Date under this Plan, based upon the sum of the compensation credits and interest credits that have been made to such account through the last day of such Plan Quarter in accordance with the applicable provisions of such Retirement Plan, and
(II)    the last day of the Plan Quarter that immediately precedes the Plan Quarter described in Section 3.1(a)(ii)(A)(I) above, based upon the sum of the compensation credits and interest credits that have been made to such account through the last day of such Plan Quarter in accordance with the applicable provisions of such Retirement Plan.
(B)    is the balance credited to the Participant’s account under the Retirement Plan on the first day of the Plan Quarter coincident with or next following the date that the Participant first becomes eligible for this Plan.
(b)    Notwithstanding Section 3.1(a) above, if a Participant in this Plan ceases to be eligible for any reason and later becomes eligible once again, the balance credited to the Participant’s account under the Retirement Plan during such period of ineligibility, as determined by the Committee, in its sole and absolute discretion, shall be disregarded in determining the amount of the offset described in Section 3.1(a)(ii) above.
3.2    Credits to Accounts. For each Plan Quarter that the Participant remains an Eligible Employee who is participating in this Plan, such Participant’s Account shall be eligible to receive one or more of the following credits:
(a)    Compensation Credits. Compensation Credits shall be made to each Participant’s Account in an amount determined under the following chart on the basis of:
(i)    the Participant’s Compensation taken into account, in accordance with Section 1.10 above, for the period beginning with the start of the Plan Quarter and ending with the earliest of:
(A)    the last day of the Plan Quarter,
(B)    the first day of the calendar month that is coincident with or precedes the Participant’s Separation from Service,
(C)    the first day of the calendar month that is coincident with or precedes the date on which a Participant ceases to qualify as an Eligible Employee; and
(ii)    the number of years of Credited Service completed as of the earliest of:
(A)    the last day of the Plan Quarter,
(B)    the first day of the calendar month that is coincident with or precedes the Participant’s Separation from Service, and
(C)    the first day of the calendar month that is coincident with or precedes the date on which a Participant ceases to qualify as an Eligible Employee:

Years of Credited Service	Percent of Compensation
Less than 5	10.00%
5 but less than 10	11.00%
10 but less than 15	12.00%
15 but less than 20	14.00%
20 or more	16.00%

(b)    Interest Credits. An Interest Credit shall be made to each Participant’s Account in an amount determined by multiplying:

(i)    the balance of the Participant’s Account as of the earlier of
(A)    the last day of the Plan Quarter, and
(B)    first day of the first calendar month on which all events have occurred that entitle a Participant, or Beneficiary, as the case may be, to a benefit pursuant to the terms of this Plan, by
(ii)    the lesser of:
(A)    one and one half percent (1.5%), and
(B)    the greater of:
(I)    three-fourths of one percent (.75%), or
(II)    one quarter of the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the Plan Year.
3.3    Time and Form of Payment. A vested Participant’s Retirement Benefit shall be paid in a single lump sum amount and the Benefit Payment Date associated with such Participant’s Retirement Benefit shall be the first day of the seventh calendar month following the Participant’s Separation from Service.
3.4    Beneficiary Designation. The Beneficiary designation of a Participant shall be made on a form prepared by, and delivered to, the Committee prior to the Benefit Payment Date. The Participant may revoke or change the designation at any time prior to the applicable Benefit Payment Date by delivering a subsequent form to the Committee.
3.5    Death Benefit. If a Participant dies after his or her Retirement Benefit has vested but before the Benefit Payment Date, then such Participant’s Beneficiary shall be entitled to a Death Benefit that is:
(a)    payable on the first day of the month coinciding with or next following the Participant’s death, or as soon thereafter as administratively practicable, but in no event after the later of:
(i)    the close of the calendar year in which the Participant’s death occurs, or
(ii)    the fifteenth day of the third calendar month following the date of the Participant’s death, and
(b)    paid in a single lump sum amount, equal to the Retirement Benefit the Participant would have received under the Plan had his or her Separation from Service occurred on the day before the Participant’s death.

IV.	VESTING
4.1    Normal Vesting. A Participant shall vest in his or her Accrued Benefit upon completion of Years of Service as follows:

Years of Service	Vested Percentage
Less than 10	None
10 or More	100.00%

4.2    Change in Control Severance Vesting. Notwithstanding Section 4.1 above, a Participant’s Accrued Benefit shall immediately become 100% vested if such Participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of his or her Employee status thereunder.

V.	FUNDING NATURE OF THE PLAN
The funds used for payment of benefits under this Plan and of the expenses incurred in the administration thereof shall, until such actual payment, continue to be a part of the general funds of the Company, and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The foregoing notwithstanding, the Company may fund the Plan with Board approval at any time, and the Company shall in the event of a Change in Control arrange for the funding, immediately before the effective date of that Change in Control, of all the Accrued Benefits under the Plan through a trust which satisfies the requirements of Revenue Procedure 92-64 and/or such other statutory or regulatory requirements as are necessary to assure that Participants are not subject to Federal income taxation on either their Accrued Benefits or amounts contributed to such trust before their receipt of such benefits or assets.

VI.	ADMINISTRATION OF THE PLAN
6.1    Administration.
(a)    The Plan shall be administered by the Executive Compensation Committee of the Board of Directors of SJW Corp. The Executive Compensation Committee may delegate one or more of its administrative duties and responsibilities under the Plan to (i) a plan administrative committee comprised of two or more employees of the Company (the “Designated Plan Committee”) appointed to the Designated Plan Committee by the Executive Compensation Committee or (ii) a third-party plan administrator selected by the Executive Compensation Committee. If the Designated Plan Committee is delegated authority under the Plan, the members of that Designated Plan Committee may thereafter be comprised of employees of the Company appointed by either the Executive Compensation Committee or the Company’s Chief Executive Officer. The Executive Compensation Committee, the Designated Plan

Committee and any third-party administrator shall each, in carrying out the respective administrative duties and responsibilities delegated to them under the Plan, be referred to in this document as the Committee and each may, to the extent such authority is within the scope of the respective duties and responsibilities delegated to it under the Plan, have full and complete authority to administer the Plan, including (without limitation) the following:

(i)    selecting the Eligible Employees who are to participate in the Plan,

(ii)    compiling and maintaining all records necessary in connection with the Plan;

(iii)    determining the amount (if any) of the benefits payable under the Plan to a Participant or his or her Beneficiary;

(iv)     authorizing the payment of all benefits under the Plan as they become due and payable under the Plan;

(v)    reducing or otherwise adjusting amounts payable under the Plan if payments are made in error;

(vi)    performing any administrative duties or responsibilities under any grantor trust agreement for the Plan:

(vii)     administering the benefit claims process under the Plan; and

(viii)    engaging such legal accounting and other professional services as it may deem proper.

(b)    Decisions by the Committee shall be final and binding upon all parties.
6.2    Special Provisions for Designated Participant. The participation in the Plan by James P. Lynch (the “Executive”) shall be subject to the following modifications of the terms and provisions otherwise in effect for all other Participants in the Plan and shall, accordingly, apply to and govern his Compensation Credits under the Plan and the vesting of his Accrued Benefit thereunder:
(a)    For each Plan Quarter that the Executive remains an Eligible Employee participating in the Plan, Compensation Credits shall be made to such Executive’s Account in an amount determined in accordance with the provisions of Section 3.2(a) of the Plan but based on the following chart in lieu of the chart that otherwise appears in such Section 3.2(a):

Years of Credited Service	Percent of Compensation
Less than 20	15.00%
20 or more	16.00%

(b)    Notwithstanding anything to the contrary in Section 4.1 of the Plan, the Executive shall vest in his Accrued Benefit under the Plan upon his completion of Years of Service as follows:

Years of Service Completed	Vested Percentage
Less than 3	None
3 or More	100.00%

(c)    Except as expressly modified by this Plan Amendment, all the terms and provisions of the Plan shall apply to the Executive and shall govern his participation in the Plan and his accrual of a Retirement Benefit thereunder.
(d)    This Plan Amendment shall not apply to any Participant in the Plan other than the Executive and shall have no effect or impact on any such other Participant’s benefit entitlement or benefit accrual under the Plan.
6.3    Compensation of the Committee. The members of the Executive Compensation Committee or any Designated Plan Committee shall serve without compensation, but all benefits payable under the Plan and all expenses properly incurred in the administration of the Plan, including all expenses properly incurred by the Executive Compensation Committee or the Designated Plan Committee in exercising its duties under the Plan, shall be borne by the Company.

VII.	BENEFIT CLAIMS
7.1    Claims Procedure. No application is required for the payment of benefits under the Plan. However, if any Participant (or Beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Committee, then such individual may file a written claim for benefits with the Committee. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Committee.

7.2    Denial of Benefits. In the event any claim for benefits is denied, in whole or in part, the Committee shall notify the claimant in writing of such denial and of his or her right to a review by the Committee and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.
7.3    Review.
(a)    Any person whose claim for benefits is denied in whole or in part may appeal to the Committee for a full and fair review of the decision by submitting to the Committee, within ninety (90) days after receiving written notice from the Committee of such denial, a written statement:
(i)    requesting a review by the Committee of his or her claim for benefits;
(ii)    setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(iii)    setting forth any issues or comments which the claimant deems pertinent to his or her claim.
(b)    The Committee shall act upon each such appeal within sixty (60) days after receipt of the claimant’s request for review by the Committee, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Committee shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Company in connection therewith and may require the Company or the claimant to submit such additional facts, documents or other evidence as the Committee may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Committee shall make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Committee on any benefit claim shall be final and conclusive upon all persons.
(c)    Should the Committee deny an appeal in whole or in part, the Committee shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision was based. The notice shall also include a statement that the claimant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (as amended from time to time).

VIII.	AMENDMENTS AND TERMINATION
8.1    Reservation of Power. The Board of Directors reserves the power at any time to terminate this Plan and to otherwise amend any portion of the Plan other than this Article VII; provided, however, that no such action shall:
(a)    reduce any Accrued Benefit (or any benefit hereunder based thereon) as of the date of such action or
(b)    adversely affect a Participant’s right to continue to vest in such Accrued Benefit in accordance with the terms of the Plan in effect immediately prior to such action.
8.2    Notice. Notice of termination or amendment of the Plan, pursuant to Section 8.1, shall be given in writing to each Participant and Beneficiary of a deceased Participant.
8.3    Affect of Amendment or Termination. No amendment or termination of the Plan shall affect or modify the Benefit Payment Date provisions or form of payment provisions in effect under Article III immediately prior to such amendment or termination, and such amendment or termination shall not result in any accelerated payment of the Retirement Benefits accrued under the Plan.

IX.	MISCELLANEOUS
9.1    Headings. The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular and the masculine may include the feminine.
9.2    Choice of Law. The instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.
9.3    No Right to Employment. Participation in this Plan shall not give to any employee the right to be retained in the employ of the Company nor any right or interest in this Plan other than is herein specifically provided.
9.4    Satisfaction of Claims. Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

9.5    Top Hat Status. This Plan is intended to qualify for exemption from Articles II, III, and IV of ERISA, as amended, as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.
9.6    Alienation of Benefits. Benefits under this Plan shall not be alienated, hypothecated or otherwise encumbered, and to the maximum extent permitted by law such benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.
9.7    Incapacity. If an individual entitled to receive a Retirement Benefit is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.
9.8    Timing of Determinations. If the Committee is unable due to unforeseen circumstances to make the determinations required under this Plan in sufficient time for the Company to make payments when due hereunder, the Company shall make the payments immediately upon the completion of the Committee determinations, with interest at a reasonable rate from the due date, and may, at its option, make provisional payments, subject to adjustment, pending such determination.
IN WITNESS WHEREOF, San Jose Water Company has caused its authorized officers to execute this instrument in its name and on its behalf.
SAN JOSE WATER COMPANY

January 27, , 2012	By: /s/W. Richard Roth W. Richard Roth, President and Chief Executive Officer